Exhibit 99.1

        Mentor Graphics Reports Strong First Quarter Results,
                        Raises Annual Guidance

    WILSONVILLE, Ore.--(BUSINESS WIRE)--April 26, 2006--Mentor Graphics Corporation (Nasdaq:MENT) today announced first quarter revenue of $176.3 million, up 7% from the prior year first quarter. Earnings per share were $.08 on a non-GAAP basis, and a loss of $.07 on a GAAP basis. The GAAP loss in the quarter was driven primarily by the cost of convertible debt refinancing and expense reduction initiatives. Bookings were at near record levels for a first quarter, up about 55% from the first quarter of 2005.
    "Results in the first quarter were driven by customer ramp-up of advanced semiconductor designs at 90nm and 65nm, plus initial prototyping at 45nm. Semiconductor companies are expanding leading-edge capacity, which is good news, especially for Calibre(R) design-for-manufacturing products," said Walden C. Rhines, chairman and CEO of Mentor Graphics. "Customer adoption of new products was evident in the quarter, as two-thirds of the value of our top ten orders was from the addition of new products to existing contracts."
    Compared to the first quarter of 2005, bookings grew nearly 250% in IC Design to Silicon and 20% in Scalable Verification, while Integrated Systems Design was flat and New and Emerging was down 15%. Strength in IC Design to Silicon was driven by the production rollouts of 65nm processes, as well as 45nm prototyping, with significant purchases of Calibre DFM products.
    During the quarter, the company launched significant new extensions to its Calibre product line. Both Calibre LFD(TM) and Calibre OPCverify(TM) offer customers new ways to better manage their designs to optimize yield. Calibre MDP for the 45nm process node was launched. Also, Calibre DFM technologies featured prominently in the common 65nm platform announced by IBM, Chartered Semiconductor Manufacturing and Samsung.
    Year on year, North America bookings grew about 55%, Europe grew 35%, Japan was up nearly 90%, and the Pacific Rim was up over 70%. Split of revenue by geography was 35% North America, 30% Europe, 20% Japan, and 15% Pacific Rim. Non-GAAP gross margin hit a new first quarter record of 86.2%, GAAP gross margin was 84.2%.
    "In addition to solid top-line growth, which must be the foundation of building the business, increased expense controls helped drive a better bottom line. We had a modest percentage increase in non-GAAP operating expense on 7% revenue growth during the quarter. Headcount was down modestly," said Gregory K. Hinckley, president of Mentor Graphics. "We will continue to manage expenses while investing in the areas of the business where we see strong growth opportunities. For example, across all product lines, automotive was nearly 10% of bookings during the quarter."
    Special charges of $5.4 million were primarily rebalance related. During the quarter the company refinanced a convertible bond offering, modestly reducing ongoing interest expense while extending the maturity of the debt.

    Guidance

    Based upon the strength of the first quarter, the strength of the wireless and semiconductor markets and a healthy contract renewal outlook, the company is raising guidance for 2006.
    For the second quarter, Mentor expects revenue of approximately $177 million, non-GAAP earnings per share of approximately $.06, and a GAAP loss per share of $.01.
    For full year 2006, the company expects revenue of about $762 million, non-GAAP earnings per share of approximately $.65 and GAAP earnings per share of $.16.

    Discussion of Non-GAAP Financial Measures

    Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income (loss), which we refer to as non-GAAP net income (loss). We further consider various components of non-GAAP net income (loss) such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income (loss) is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding amortization of intangible assets, merger and acquisition charges, special charges, equity plan-related compensation expenses and charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, employment agreements and stock options issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Special charges consist of post-acquisition rebalance costs including severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results. In addition, during the three months ended March 31, 2005, a $957 thousand gain on the sale of a building was excluded as management does not consider this transaction a part of its core operating performance. Non-GAAP results for the three months ended March 31, 2006 also excluded $5,871 thousand of interest expense attributable to net retirement premiums and write-offs of debt issuance costs related to the refinancing of certain convertible debt. Management does not consider these unusual expenses associated with a financial transaction to be part of core operating performance.
    Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income (loss) because we consider it an important supplemental measure of our performance.
    Management excludes from its non-GAAP net income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically management adjusts for the excluded items for the following reasons:

    -- Amortization charges for our intangible assets are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of the company's net income (loss) is in the first twelve months following the acquisition.

    -- Special charges are primarily severance related and are due to the company's reallocation or reduction of personnel resources driven by modifications of business strategy or business emphasis and by assimilation of acquired businesses. These costs are originated based on the particular facts and circumstances of business decisions and can vary in size. Special charges also include excess facility and asset-related restructuring charges. These charges are not specifically included in the company's annual operating plan and related budget due to the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers' performance internally.

    -- Merger and acquisition charges are in-process R&D charges, which are largely disregarded as acquisition decisions are made and which often result in charges that vary significantly in size and amount. Management excludes these charges when evaluating the impact of an acquisition transaction and our ongoing performance.

    -- While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

    -- Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various tax jurisdictions in which the company operates. This non-GAAP weighted average tax rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the three months ended March 31, 2006, is 47%. This tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect the Company's tax rate depending upon the Company's level of profitability.

    Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. However, non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. In the future the company expects to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

    -- Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

    -- The company regularly engages in acquisition and assimilation activities as part of its ongoing business and therefore we will continue to experience special charges and merger and acquisition charges on a regular basis. These costs also directly impact available funds of the company.

    -- The company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

    -- The company's income tax expense (benefit) will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 17% rate assumed in our non-GAAP presentation.

    -- Other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of over $700 million and employs approximately 4,000 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

    Statements in this press release regarding the company's guidance for future periods constitute "forward-looking" statements based on current expectations within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the company's ability to successfully offer products and services that compete in the highly competitive EDA industry, including the risk that the company's technology, products or inventory become obsolete; (ii) reductions in spending on the company's products by its customers due to cyclical downturns or initiatives to increase profitability; (iii) discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iv) changes in accounting or reporting rules or interpretations, limitations on repatriation of earnings, licensing and intellectual property rights protection; (v) changes in tax laws, regulations or enforcement practices where the company does business; (vi) effects of the increasing volatility of foreign currency fluctuations on the company's business and operating results; (vii) effects of unanticipated shifts in product mix on gross margin and unanticipated shifts in geographic mix on the overall tax rate; (viii) effects of customer seasonal purchasing patterns and the timing of significant orders may negatively or positively impact the company's quarterly results of operations; and (ix) the company's ability to successfully integrate and manage its acquisitions, all as may be discussed in more detail under the heading "Risk Factors" in the company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.




                      MENTOR GRAPHICS CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
       (In thousands, except earnings per share data-Unaudited)

                                                      Three Months
                                                          Ended
                                                         March 31,
                                                    ------------------
                                                       2006     2005
                                                    ------------------
Revenues:
  System and software                               $102,940  $91,560
  Service and support                                 73,382   72,774
                                                    ------------------

               Total revenues                        176,322  164,334
                                                    ------------------
Cost of revenues:
  System and software                                  4,315    4,735
  Service and support                                 20,250   19,908
  Amortization of purchased technology                 3,235    2,713
                                                    ------------------

               Total cost of revenues                 27,800   27,356
                                                    ------------------

               Gross margin                          148,522  136,978
                                                    ------------------
Operating expenses:
  Research and development                            55,063   51,310
  Marketing and selling                               66,971   67,575
  General and administration                          20,919   18,708
  Amortization of intangible assets                    1,126    1,122
  Special charges                                      5,236    1,313
  Merger and acquisition related charges                 180        -
                                                    ------------------

               Total operating expenses              149,495  140,028
                                                    ------------------
Operating loss
                                                        (973)  (3,050)
  Other income, net                                    3,632    3,615
  Interest expense                                   (13,707)  (5,031)
                                                    ------------------

     Loss before income taxes                        (11,048)  (4,466)
     Income tax benefit                               (5,188)     (80)
                                                    ------------------

               Net loss                              $(5,860) $(4,386)
                                                    ==================

    Net loss per share:
      Basic                                           $(0.07)  $(0.06)
                                                    ==================
      Diluted                                         $(0.07)  $(0.06)
                                                    ==================

     Weighted average number of
     shares outstanding:
      Basic                                           80,108   78,007
                                                    ==================
      Diluted                                         80,108   78,007
                                                    ==================

                      MENTOR GRAPHICS CORPORATION

     RECONCILIATION OF GAAP TO NON-GAAP CONSOLIDATED STATEMENTS OF
                              OPERATIONS

       (In thousands, except earnings per share data-Unaudited)

                                   Three Months Ended March 31, 2006
                                   GAAP     Adjustments      Non-GAAP
                                   -----------------------------------
Revenues:
  System and software              $102,940         $-       $102,940
  Service and support                73,382          -         73,382
                                   --------------------      ---------

               Total revenues       176,322          -        176,322
                                   --------------------      ---------
Cost of revenues:
  System and software                 4,315          -          4,315
  Service and support                20,250       (192) (1)    20,058
  Amortization of purchased
   technology                         3,235     (3,235) (2)         -
                                   --------------------      ---------

               Total cost of
                revenues             27,800     (3,427)        24,373
                                   --------------------      ---------

               Gross margin         148,522      3,427        151,949
                                   --------------------      ---------

               Gross margin
                percentage             84.2%                    86.2 %
                                   ---------                 ---------
Operating expenses:
  Research and development           55,063     (1,299) (1)    53,764
  Marketing and selling              66,971     (1,010) (1)    65,961
  General and administration         20,919       (440) (1)    20,479
  Amortization of intangible assets   1,126     (1,126) (3)         -
  Special charges                     5,236     (5,236) (4)         -
  Merger and acquisition related
   charges                              180       (180) (5)         -
                                   --------------------      ---------

               Total operating
                expenses            149,495     (9,291)       140,204
                                   --------------------      ---------
Operating income (loss)
                                       (973)    12,718         11,745
  Other income, net                   3,632          -          3,632
  Interest expense                  (13,707)     5,871  (6)    (7,836)
                                   --------------------      ---------

  Income (loss) before income
   taxes                            (11,048)    18,589          7,541
  Income tax expense (benefit)       (5,188)     6,470  (7)     1,282
                                   --------------------      ---------

               Net income (loss)    $(5,860)   $12,119         $6,259
                                   ====================      =========

  Net income (loss) per share:
    Basic                            $(0.07)                    $0.08
                                   =========                 =========
    Diluted                          $(0.07)                    $0.08
                                   =========                 =========
   Weighted average number of
   shares outstanding:
    Basic                            80,108                    80,108
                                   =========                 =========
    Diluted                          80,108        224  (8)    80,332
                                   ====================      =========

(1) Equity plan-related compensation expense totaling $2,941 recognized in accordance with SFAS 123R, Share-Based Payment.

(2) Amortization of purchased technology acquired in 18 separate acquisition transactions, four of which were completed in the last twelve months. Purchased technology is amortized over two to five years.

(3) Amortization of other identified intangible assets including trade names, employment agreements and customer relationships acquired in 12 separate acquisition transactions, five of which were completed in the last twelve months. Other identified intangible assets are amortized over two to five years.

(4) Special charges consist of (i) $3,592 of costs incurred for employee rebalances, which include severance benefits, notice pay and outplacement services, (ii) $1,613 as a result of residual actions from the discontinuation of one of the company's intellectual property product lines in the fourth quarter of 2005 related to the abandonment of excess leased facility space, the disposal of related assets and other costs related to the discontinuation, and (iii) $31 in other costs incurred.

(5) Write-off of $180 for in-process research and development related to an acquisition.

(6) Consists of the write-off of previously capitalized convertible debt costs of $2,154 and net premium paid on the retirement of convertible debt of $3,717.

(7) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income before income taxes.

(8) Dilutive shares related to the stock options and employee stock purchase plan, which were antidilutive under GAAP.


                      MENTOR GRAPHICS CORPORATION

     RECONCILIATION OF GAAP TO NON-GAAP CONSOLIDATED STATEMENTS OF
                              OPERATIONS

       (In thousands, except earnings per share data-Unaudited)

                                     Three Months Ended March 31, 2005
                                       GAAP     Adjustments   Non-GAAP
                                       -------------------------------
Revenues:
  System and software                   $91,560         $-    $91,560
  Service and support                    72,774          -     72,774
                                       --------------------   --------

               Total revenues           164,334          -    164,334
                                       --------------------   --------
Cost of revenues:
  System and software                     4,735          -      4,735
  Service and support                    19,908          -     19,908
  Amortization of purchased technology    2,713     (2,713)(1)      -
                                       --------------------   --------

               Total cost of revenues    27,356     (2,713)    24,643
                                       --------------------   --------

               Gross margin             136,978      2,713    139,691
                                       --------------------   --------

               Gross margin percentage     83.4%                 85.0%
                                       ---------              --------
Operating expenses:
  Research and development               51,310          -     51,310
  Marketing and selling                  67,575          -     67,575
  General and administration             18,708          -     18,708
  Amortization of intangible assets       1,122     (1,122)(2)      -
  Special charges                         1,313     (1,313)(3)      -
                                       --------------------   --------

               Total operating expenses 140,028     (2,435)   137,593
                                       --------------------   --------
Operating income (loss)
                                         (3,050)     5,148      2,098
  Other income, net                       3,615       (957)(4)  2,658
  Interest expense                       (5,031)         -     (5,031)
                                       --------------------   --------

   Loss before income taxes              (4,466)     4,191       (275)
   Income tax benefit                       (80)        33 (5)    (47)
                                       --------------------   --------

               Net loss                 $(4,386)    $4,158      $(228)
                                       ====================   ========

    Net loss per share:
      Basic                              $(0.06)               $(0.00)
                                       =========              ========
      Diluted                            $(0.06)               $(0.00)
                                       =========              ========
     Weighted average number of
     shares outstanding:
      Basic                              78,007                78,007
                                       =========              ========
      Diluted                            78,007                78,007
                                       =========              ========

(1) Amortization of purchased technology acquired in 13 separate acquisition transactions, four of which were completed in the twelve months ending March 31, 2005. Purchased technology is amortized over two to five years.

(2) Amortization of other identified intangible assets including trade names, employment agreements and customer relationships acquired in eight separate acquisition transactions, five of which were completed in the twelve months ending March 31, 2005. Other identified intangible assets are amortized over two to five years.

(3) Special charges include $1,191 incurred for severance benefits, notice pay and outplacement services related to employee rebalances and $122 for other costs incurred.

(4) Non-GAAP other net income excludes $957 gain on the sale of a building.

(5) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income before income taxes.

                      MENTOR GRAPHICS CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                      (In thousands - Unaudited)

                                                   As of      As of
                                                 March 31,   Dec. 31,
                                                   2006        2005
----------------------------------------------------------------------
Assets
Current assets:
Cash and short-term investments                   $120,734   $114,410
  Trade accounts receivable, net                    76,542    101,593
  Term receivables, short-term                     139,033    133,273
  Prepaid expenses and other                        29,585     29,728
  Deferred income taxes                             13,262     13,127
                                                ----------------------

     Total current assets                          379,156    392,131

Property, plant and equipment, net                  78,212     81,374
Term receivables, long-term                        127,280    131,676
Intangibles, net                                   380,847    381,125
Other assets                                        40,143     34,631
                                                ----------------------
     Total assets                               $1,005,638 $1,020,937
                                                ======================
Liabilities and Stockholders' Equity
Current liabilities:
  Short-term borrowings                            $11,041    $11,858
  Accounts payable                                   8,357     15,268
  Income taxes payable                              31,947     37,598
  Accrued payroll and related liabilities           57,177     73,244
  Accrued liabilities                               30,111     29,362
  Deferred revenue                                 117,823    106,453
                                                ----------------------
     Total current liabilities                     256,456    273,783
Long-term notes payable                            276,996    282,188
Other long-term liabilities                         16,458     16,826
                                                ----------------------
       Total liabilities                           549,910    572,797
                                                ----------------------

Stockholders' equity:
  Common stock                                     392,762    381,962
  Retained earnings                                 39,664     45,524
  Accumulated other comprehensive income            23,302     20,654
                                                ----------------------
       Total stockholders' equity                  455,728    448,140
                                                ----------------------
       Total liabilities and stockholders'
        equity                                  $1,005,638 $1,020,937
                                                ======================

                      MENTOR GRAPHICS CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (In thousands - Unaudited)

                                                        Three Months
                                                            Ended
                                                          March 31,
                                                      ----------------
                                                        2006    2005
                                                      ----------------

Operating Cash Flows:
Net loss                                              $(5,860)$(4,386)
   Depreciation and amortization (1)                   13,118  11,320
   Other adjustments to reconcile
    operating cash                                      2,176  (1,726)
   Changes in working capital                           8,021   3,218
                                           ---------------------------

Net cash provided by operating activities              17,455   8,426
Net cash used in investing activities                 (13,018) (9,187)
Net cash provided by (used in) financing
 activities                                            (3,895)  7,001
Effect of exchange rate changes on cash
   and cash equivalents                                   151    (793)
                                           ---------------------------
Net change in cash and cash equivalents                   693   5,447
Cash and cash equivalents at beginning of
   period                                              74,653  67,916
                                           ---------------------------
Cash and cash equivalents at end of period            $75,346 $73,363
                                           ===========================

(1) Amortization and depreciation includes a $2,154 write-off of note issuance costs in the three months ended March 31, 2006.

                      MENTOR GRAPHICS CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
   (In thousands, except for percentages and days sales outstanding
                              -Unaudited)

                                                        Three Months
                                                           Ended
                                                          March 31,
                                                      ----------------
                                                        2006    2005
                                                      ----------------
Geographic Revenue:

     Americas                                         $63,689 $71,087
                                                         36.1%   43.3%

     Europe                                           $49,679 $43,788
                                                         28.2%   26.6%

     Japan                                            $38,981 $32,422
                                                         22.1%   19.7%

     Pac Rim                                          $23,973 $17,037
                                                         13.6%   10.4%
Other Data:
     Capital expenditures                              $3,222  $7,268
     Days sales outstanding                               110     125

                      MENTOR GRAPHICS CORPORATION
              RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
                    DILUTED NET EARNINGS PER SHARE
                              (Unaudited)

The following table reconciles the specific items excluded from
GAAP in the calculation of non-GAAP earnings per share for the periods shown below:
                                                         Q2 2006 2006
                                                         ------- -----

Diluted GAAP net earnings per share                      $(0.01)$0.16
 Amortization of purchased technology (1)                  0.04  0.13
 Amortization of intangible assets (2)                     0.01  0.04
 Estimated impact of stock compensation expense (3)        0.03  0.12
 Special charges (4)                                          -  0.05
 Expense associate with convertible debt (5)                  -  0.06
 Income tax adjustment (6)                                (0.01) 0.09
                                                         -------------
Diluted non-GAAP net earnings per share                   $0.06 $0.65
                                                         =============

(1) Excludes amortization of purchased technology acquired in 20 separate acquisition transactions. Purchased technology is amortized over two to five years. The guidance for Q2 2006 and 2006 do not assume any new acquisition transactions.

(2) Excludes amortization of other identified intangible assets including trade names, employment agreements and customer relationships acquired in 11 separate acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Q2 2006 and 2006 do not assume any new acquisition transactions.

(3) Excludes the expense related to stock options and employee stock purchase plans related to the adoption of SFAS 123R, effective Q1 2006.

(4) Excludes special charges incurred during Q1 2006 consisting primarily of costs incurred for employee rebalances, which included severance benefits, notice pay and outplacement services, the abandonment of excess leased facility space and a loss on the disposal of assets. The guidance for Q2 2006 and 2006 do not assume any new special charges.

(5) Excludes amounts incurred during Q1 2006 for the write-off of previously capitalized convertible debt costs of and net premium paid on the retirement of convertible debt.

(6) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income
(loss) before income taxes.

    CONTACT: Mentor Graphics
             Ryerson Schwark, Public and Investor Relations Director
             503-685-1462
             ry_schwark@mentor.com
             or
             Dennis Weldon, Investor Relations and Business
             Development Director
             503-685-1462
             dennis_weldon@mentor.com